Exhibit 10.19
Equity Transfer Agreement
(English Translation)

Parties:

Transferor:	Wang Hong Jun
Transferee:	Ju Gui Zhi

In accordance with the applicable laws of the Company’s bylaws: “Any stockholder transferring his registered capital contribution shall provide the other stockholders the right of first refusal.” As a result of mutual consultation, stockholder Wang Hong Jun agrees to transfer his share of the registered capital in the amount of RMB 490,000 of Song Yuan North East Petroleum Technical Service Co., Ltd. to Ju Gui Zhi. Following the transfer, Transferee shall enjoy the rights and obligations in proportion to the equity interest received by the Transferee.

Transferor:    /s/ Wang Hong Jun

Transferee:    /s/ Ju Gui Zhi

China North East Petroleum Holdings Ltd. (U.S.)

Song Yuan North East Petroleum Technical Service Co., Ltd.

December 20, 2006